Exhibit 10.2

November 25, 2020

Mr. Jeff Dawson

Via Email

Re: Offer of Employment

Dear Jeff,

It is my great pleasure to extend you an offer of employment with Vital Farms, Inc. (the "Company") at its Austin, Texas location, beginning on a date to be mutually agreed upon. Our success has been built on providing the highest quality, ethically produced food, full transparency about our farms and standards, top-shelf service to our customers and care for our crew. We feel your experience, skill set, passion and energy are a fantastic fit. We have a great thing going and want you to help us to the next level and beyond.

Your position will be Chief Accounting Officer, reporting initially to the Executive Vice President, Finance, and performing such duties as are normally associated with the position and such duties as are assigned to you from time to time. In a situation where the Company does not have an Executive Vice President, Finance, you will then report to the Chief Financial Officer of the Company. You will work remotely from your residence in Dallas until such time as mutually agreed to by you and the Company. This is a fulltime position. As an exempt salaried employee, you will devote substantially all of your business time and attention to the business of the Company and will not be eligible for overtime compensation.

Your initial base salary will be at the rate of $10,192.31 bi-weekly, which equates to $265,000 on an annualized basis, payable in accordance with the Company's standard payroll practices and subject to applicable deductions and withholdings.

You will also be eligible to participate in the 40l(k) plan maintained by the Company, which currently provides for a bi-weekly employer contribution equal to 3% of your earnings (subject to IRS employer contribution limits), as well as a $40 per month cell-phone reimbursement and $40 per month internet reimbursement (while working from home) in accordance with the Company's policies on expense reimbursement. As a leader in our company, you are eligible for time off under our management time off policy and will not be subject to the standard PTO limits. You will be entrusted to manage your work and time off in accordance with such policy and the business and operational needs of the Company.

If you execute this offer letter and commence employment in accordance with this offer letter, you will be eligible for up to a $200,000 project completion cash bonus, subject to applicable deductions and withholdings, in connection with the implementation of the Company's internal controls over financial reporting (ICFR) program necessary to comply with Section 404(b) of the Sarbanes-Oxley Act of 2002 (SOX 404(b)). The project completion bonus will be earned on the date Management, in consultation with the Company's ICFR consultant, CFGI, and the Company's Audit Committee, determines that each of the following milestones and deliverables related to the ICFR program implementation have been met, contingent on your continued employment with the Company through such date (the "Determination Date").

1)	completion of all business process walkthroughs by June 30, 2021;
2)	implementation of any remediation plans required by the CFGI gap list and sign off [by CFGI] within the agreed upon timelines;
3)	adherence to any project timelines agreed to by the ICFR steering committee, which currently consists of the Executive Vice President, Finance, and the Company's ICFR consultant; and
4)

in the opinion of CFGI, internal controls are in place and operating effectively with no material weaknesses in advance of the Company's reporting of its 2021 financial results as presented to the Audit committee in their final report.

The project completion bonus, less applicable deductions and withholdings, will be paid to you in a lump sum within 30 days of the Determination Date.

Additionally, you will be eligible to earn a discretionary annual bonus (the "Annual Bonus") at an annual target amount of 40% of your base salary. Whether any Annual Bonus is awarded will be based upon the Company's assessment of your performance and the Company's attainment of goals as set by the Board of Directors in its sole discretion. Following the close of each fiscal year, the Company will determine in its sole discretion whether it will award you an Annual Bonus and the amount of any such Annual Bonus. No amount of the Annual Bonus is guaranteed, and in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus The Annual Bonus, if any, will be paid on an annual basis, less applicable payroll deductions and withholdings, as soon as practicable after the end of the calendar year for which it was earned, but in no event will it be paid later than March 15 of the year following the fiscal year for which it was earned.

Subject to the approval of the Company's Board of Directors (or authorized committee), you will be provided with an option to purchase shares of the Company's common stock with a total grant date value of $330,000, calculated by the Company using the Black Scholes model based on the closing price of the stock on the date you join.  The exercise price per share will be equal to the closing price per share of the Company's common stock on the date of grant. The option will vest in five equal annual installments, measured from your start date with the Company, and subject to your continued service with the Company. The Option will be subject to the terms and conditions applicable to options granted under the Company's equity incentive plan then in effect and applicable option agreement.

Your employment is subject to the Company's personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. You will be eligible to participate on the same basis as similarly situated employees in the Company's benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. An overview of our current benefit plans will be provided.

As set forth above, your employment with the Company will at all times be "at will" which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

This offer is contingent on your satisfying the eligibility requirements for employment in the United States and upon your completion of background screening, including reference checks, to the satisfaction of the Company in its sole discretion. As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement (to be provided under separate cover), which prohibits unauthorized use or disclosure of the Company's proprietary information, among other obligations.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the positron without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Proprietary Information and Inventions Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust rate of pay, salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

This is an exciting time for our business and for our industry. We are confident that your talents and abilities will be a fantastic addition to the Vital Farms crew! This offer of employment will expire if not accepted on or before December 1, 2020. Please indicate your acceptance of this offer by signing below and returning along with the executed Proprietary Information and Inventions Agreement.

Sincerely,

Vital Farms, Inc.

/s/ Margaux Gillman
Name. Margaux Gillman
Title Vice President, Talent & Culture

ACCEPTED AND AGREED TO:

/s/ Jeff Dawson
Jeff Dawson

Date:	December 1, 2020